INDEPENDENT AUDITORS REPORT
To the Policyholders and Board of Trustees of Met Investors Series Trust:

In planning and performing our audit of the financial statements of Met Investors Series Trust the Trust comprising Met/AIM Mid Cap
Core Equity Portfolio, Met/AIM Small Cap Growth Portfolio, Harris
Oakmark International Portfolio formerly State Street Research
Concentrated International Portfolio, Janus Aggressive Growth
Portfolio, J.P. Morgan Quality Bond Portfolio, J.P. Morgan Select Equity Portfolio, Lord Abbett Americas Value Portfolio, Lord Abbett Bond
Debenture Portfolio, Lord Abbett Growth and Income Portfolio, Lord Abbett Growth Opportunities Portfolio, Lord Abbett Mid Cap Value Portfolio,
MFS Research International Portfolio, Oppenheimer Capital Appreciation Portfolio, PIMCO Inflation Protected Bond Portfolio, PIMCO Innovation Portfolio, PIMCO Money Market Portfolio, PIMCO Total Return Portfolio, Met/Putnam Capital Opportunities Portfolio formerly J.P. Morgan Small
Cap Stock Portfolio, Met/Putnam Research Portfolio, Third Avenue Small
Cap Value Portfolio, and T. Rowe Price Mid-Cap Growth Portfolio formerly MFS Mid Cap Growth Portfolio each a Portfolio and collectively, the Portfolios for the year ended December 31, 2003 on which we have issued our report dated February 13, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trusts internal control. The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate. Our consideration of the Trusts internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.This report is intended solely for the information and use of management, the Policyholders and Board of Trustees of Met Investors Series Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Deloitte & Touche LLP

Boston, Massachusetts
February 13, 2004